EXHIBIT 5


                  [LETTERHEAD OF INTERNATIONAL PAPER COMPANY]


                                                                  April 8, 2002


Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Ladies and Gentlemen:


I am Vice President and Secretary, International Paper Company, a New York corporation (the "Company"), and have acted as counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, certain interests in the International Paper Company Deferred Compensation Savings Plan (the "Plan").

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that I have examined are genuine.

Based upon the foregoing, I am of the opinion that the participants' rights under the Plan will be, when created in accordance with the terms of the Plan, valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting creditors' rights or by general equity principles.

I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                             /s/ Barbara L. Smithers
                                            ------------------------------------
                                            Barbara L. Smithers, Esq.
                                            Vice President and Secretary